Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Teligent, Inc. and Subsidiaries (the "Company") on Form S3 (Nos. 333-27173, 333-47006, 333-61716, 333-163524, 333-171446, 333-173615, 333-173148, 333-187221 and 333-196543) and Form S8 (Nos. 33-58479, 333-28183, 33-65249, 333-52312, 333-65553, 333-67565, 333-79333, 333-79341, 333-160341, 333-160342, 333-160865, 333-167387 and 333-197811) of our reports dated March 15, 2017, on our audits of the consolidated financial statements and financial statement schedule of the Company as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, which reports are included in this Annual Report on Form 10-K.

/s/ EISNERAMPER LLP

Iselin, New Jersey
March 15, 2017